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                                                                    Exhibit 15.5

                          WESTERN FOREST PRODUCTS INC.

                             AUDIT COMMITTEE CHARTER

1.       PURPOSE

         The Board of Directors (the "Board") of Western Forest Products Inc. (the "Corporation") has established an Audit Committee (the "Committee") to assist the Board in fulfilling its oversight responsibilities regarding:

         (a) the accuracy and completeness of the Corporation's financial statements;

         (b) the internal control and financial reporting systems of the Corporation;

         (c) the selection and activities of the Corporation's external auditor;

         (d)      risk management;

         (e) the Corporation's compliance with legal and regulatory requirements, and

         (f) any additional duties set out in this Charter or otherwise delegated to the Committee by the Board.

2.       MEMBERS

         Committee members, including the Committee Chair, shall be appointed annually by the Board based on recommendations of the Nominating and Corporate Governance Committee and shall consist of at least three members of the Board who meet the independence requirements of Multilateral Instrument 52-110 - Audit Committees.

         All members of the Committee shall be financially literate. While the Board shall determine the definition of and criteria for financial literacy, this shall, at a minimum, include the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation's financial statements.

3.       DUTIES

         The Committee shall have the following duties:

         (a)      Financial Reporting and Disclosure

                  (i) Audited Annual Financial Statements: Review the audited annual financial statements as prepared by management in conjunction with the external auditors, related management discussion and analysis ("MD&A") and earnings press releases for submission to Board for approval.

                  (ii) Quarterly Review: Review the unaudited quarterly financial statements, the related MD&A and earnings press releases for submission to the Board for approval.

                  (iii)    Significant Accounting Practices and Disclosure
                           Issues: Review with management and the external auditor, significant accounting practices employed by the Corporation and disclosure issues, including complex or unusual transactions, judgmental areas such reserves or estimates, significant changes to accounting principles, and alternative treatments under Canadian GAAP for material transactions. This review process shall be undertaken in order to have reasonable assurance that the financial statements are

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                           complete, do not contain any misrepresentations, and
                           present fairly the Corporation's financial position and the results of its operations in accordance with Canadian GAAP.

                  (iv) Compliance: Confirm through discussions with management and auditors whether Canadian GAAP and all applicable laws or regulations related to financial reporting and disclosure have been considered and obtain confirmations from management that Canadian GAAP and all such applicable laws have been complied with.

                  (v) Legal Events: Review any actual or anticipated litigation or other events, including tax assessments, which could have a material current or future affect on the Corporation's financial statements, and the manner in which these have been disclosed in the financial statements.

                  (vi) Off-Balance Sheet Transactions: Discuss with management the effect of any off-balance sheet transactions, arrangements, obligations and other relationships with unconsolidated entities or other persons that may have a material current or future affect on the Corporation's financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components or revenues and expenses.

                  (vii) Disclosure Procedures: Satisfy itself that adequate procedures are in place for the review of the Corporation's public disclosure of financial information extracted from the Corporation's financial statements and periodically assess the adequacy of those procedures.

         (b)      Oversight of Internal Controls

                  (i) Review and Assessment: Review the adequacy and effectiveness of the Corporation's system of internal control and management information systems through discussions with management and the external auditor.

                  (ii)     Oversight: Oversee system of internal control, by:

                           - Consulting with the external auditor regarding the adequacy of the Corporation's internal controls;

                           - Monitoring policies and procedures for internal accounting, financial control and management information, electronic data control and computer security;

                           -        Obtaining from management adequate
                                    assurances that all statutory payments and withholdings have been made; and

                           -        Taking other actions as considered
                                    necessary.

                  (iii) Fraud: Oversee investigations of alleged fraud and illegality relating to the Corporation's finances and any resulting actions.

                  (iv) Complaint: Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and for the protection from retaliation of those who report such complaints in good faith.

         (c)      External Audit

                  (i) Appointment or Replacement: Recommend the appointment or replacement of the external auditor to the Board, who will consider the recommendation prior to submitting the nomination to the shareholders for their approval.

                  (ii) Compensation: Review with management, and make recommendations to the Board, regarding the compensation of the external auditor. In making a recommendation with respect to compensation, the Committee shall consider the number and nature of reports

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                           issued by the external auditor, the quality of
                           internal controls, the size, complexity and financial condition of the Corporation, and the extent of other support provided by the Corporation to the external auditor.

                  (iii) Reporting Relationships: The external auditor will report directly to the Committee.

                  (iv) Performance: Review with management the terms of the external auditor's engagement, accountability, experience, qualifications and performance. Evaluate the performance of the external auditor.

                  (v) Transition: Review management's plans for an orderly transition to a new external auditor, if required.

                  (vi) Audit Plan: Review the audit plan and scope of the external audit with the external auditor and management, and consider the nature and scope of the planned audit procedures.

                  (vii) Audit Plan Changes: Discuss with the external auditor any significant changes required in the approach or scope of their audit plan, management's handling of any proposed adjustments identified by the external auditor, and any actions or inactions by management that limited or restricted the scope of their work.

                  (viii) Review of Results: Review, independently from management and without management present, the results of the annual external audit, the audit report thereon and the auditor's review of the related MD&A, and discuss with the external auditor the quality (not just the acceptability) of accounting principles used, any alternative treatments of financial information that have been discussed with management, the ramifications of their use and the auditor's preferred treatment, and any other material communications with management.

                  (ix) Disagreements with Management: Resolve any disagreements between management and the external auditor regarding financial reporting.

                  (x) Material Written Communications: Review all other material written communications between the external auditor and management, including the post-audit management letter containing the recommendations of the external auditor, management's response and, subsequently, follow up identified weaknesses.

                  (xi) Interim Financial Statements: Engage the external auditor to review all internal financial statements and review the results of the auditor's review of the interim financial statements and the auditor's review of the related MD&A independent of and without management present.

                  (xii) Other Audit Matters: Review any other matters related to the external audit that are to be communicated to the Committee under generally accepted auditing standards or that relate to the external auditor.

                  (xiii) Meeting with External Auditor: Meet with the external auditor independently from management and without management present (1) at least annually to discuss and review specific issues; and (2) as appropriate with respect to any significant matters that the auditor may wish to bring to the Committee for its consideration.

                  (xiv) Correspondence: Review with management and the external auditor any correspondence with regulators or governmental agencies, employee complaints or published reports that raise material issues regarding the Corporation's financial statements or accounting policies.

                  (xv) Independence: At least annually, and before the external auditor issues its report on the annual financial statements, review and confirm the independence of the external auditor

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                           through discussions with the auditor on their
                           relationship with the Corporation, including details of all non-audit services provided. Consider the safeguards implemented by the external auditor to minimize any threats to their independence, and take action to eliminate all factors that might impair, or be perceived to impair, the independence of the external auditor. Consider the number of years the lead audit partner has been assigned to the Corporation, and consider whether it is appropriate to recommend to the Board a policy of rotating the lead audit partner more frequently than every five years, as is required under the rules of the Canadian Public Accountability Board.

                  (xvi) Non-Audit/Audit Services: Pre-approve, in accordance with applicable law, any non-audit services to be provided to the Corporation by the external auditor, with reference to compatibility of the service with the external auditor's independence.

                  (xvii) Hiring Policies: Review and approve the Corporation's hiring policies regarding partners, employees and former partners and employees of the present and former external auditor.

         (d)      Risk Management

                  Review and assess the adequacy of the Corporation's risk management policies and procedures with respect to the Corporation's principal business risks. Review and assess the adequacy of the implementation of appropriate systems to mitigate and manage the risks, and report regularly to the Board. Review the Corporation's insurance program.

         (e)      Regulatory Compliance

                  Review with management the Corporation's relationship with regulators and the timeliness and accuracy of Corporation filings with regulatory authorities.

         (f)      Related Party Transactions

                  Review with management all related party transactions and the development of policies and procedures related to those transactions.

         (g)      Board Relationship and Reporting

                  (i) Adequacy of Charter: Review and assess the adequacy of the Committee Charter annually and submit such amendments as the Committee proposes to the Board.

                  (ii) Disclosure: Oversee appropriate disclosure of the Committee's Charter, and other information required to be disclosed by applicable legislation, in the Corporation's Annual Information Form and all other applicable disclosure documents, including any management information circular distributed in connection with the solicitation of proxies from the Corporation's securityholders.

                  (iii) Reporting: Report regularly to the Board on Committee activities, issues and related recommendations.

4.       CHAIR

         The Board will in each year appoint the Chair of the Committee. The Chair shall be financially literate. In the Chair's absence, or if the position is vacant, the Committee may select another member as Chair. The Chair will have the right to exercise all powers of the Committee between meetings but will attempt to involve all other members as appropriate prior to the exercise of any powers and will, in any event, advise all other members of any decisions made or powers exercised.

5.       MEETINGS

         The Committee shall meet at the request of its Chair, but in any event it will meet at least four times a year. Notices calling meetings shall be sent to all Committee members. The external auditor or any member of

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         the Committee may call a meeting of the Committee. The Chair of the
         Committee shall develop and set the Committee's agenda, in consultation with the other members of the Committee. Each member of the Committee is free to suggest the inclusion of items on the agenda. The agenda and information concerning the business to be conducted at each Committee meeting shall be distributed to the members of the Committee in advance of each meeting to permit meaningful review.

6.       QUORUM

         A majority of members of the Committee, present in person, by teleconference, or by videoconference will constitute a quorum.

7.       REMOVAL AND VACANCY

         A member may resign from the Committee, and may be removed and replaced at any time by the Board, and will automatically cease to be a member as soon as the member ceases to be a director. The Board will fill vacancies in the Committee by appointment from among the directors of the Board in accordance with Section 2 of this Charter. Subject to quorum requirements, if a vacancy exists on the Committee, the remaining members will exercise all its powers.

8.       EXPERTS AND ADVISORS

         In order to carry out its duties, the Committee may retain or appoint, at the Corporation's expense, such independent counsel and other experts and advisors as it deems necessary. The Committee shall provide notice to the Nominating and Corporate Governance Committee of its actions in this regard.

9.       ACCESS

         The Committee may have access to and direct contact with any employee, contractor, supplier, customer or other person that is engaged in any business relationship with the Corporation to confirm information or to investigate any matter within the mandate of the Committee.

10.      SECRETARY AND MINUTES

         The Chair of the Committee shall appoint a secretary for each meeting to keep minutes of such meeting. The minutes of the Committee will be in writing and duly entered into the books of the Corporation. The minutes of the Committee will be circulated to all members of the Board.

Dated as of May 6, 2005